Exhibit 3.1

ARTICLES OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
SHUFFLE MASTER, INC.

The undersigned, the Chief Executive Officer of SHUFFLE MASTER, INC., a Minnesota corporation (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is Shuffle Master, Inc.

2.           The board of directors of the Corporation has adopted the following resolution amending Article I of the Corporation’s Articles of Incorporation, in accordance with Section 302A.135, Subd. 7 of the Minnesota Business Corporation Act:

Resolution Amending Articles of Incorporation

WHEREAS, it is in the best interest of the Corporation to change its corporate name to SHFL entertainment, Inc., to be effective as of September 28, 2012;

NOW, THEREFORE, IT IS HEREBY

RESOLVED, that Article I of the Articles of Incorporation of the Corporation be amended by deleting Article I in full and replacing it with the following:

“ARTICLE I.

NAME

The name of the corporation is SHFL entertainment, Inc.”

FURTHER RESOLVED, that the Chief Executive Officer of the Corporation is hereby authorized and directed to execute Articles of Amendment attesting to the adoption of the foregoing amendment to be effective as of September 28, 2012, and to cause such Articles of Amendment to be filed in the office of the Secretary of State of the State of Minnesota.

3.           The filing of these Articles of Amendment shall be effective as of September 28, 2012.

IN WITNESS WHEREOF, I have hereunder subscribed my name this 27th day of September, 2012.

/s/ MICHAEL GAVIN ISAACS Gavin Isaacs Chief Executive Officer